As filed with the Securities and Exchange Commission on October 2, 2017

Registration No. 333-210733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Astoria Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3170868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Astoria Bank Plaza, Lake Success, New York 11042

(Address, including Zip Code, of Principal Executive Offices)

Astoria Bank 401(k) Plan

(Full title of the plan)

James P. Blose, Esq.

Executive Vice President and General Counsel

Sterling Bancorp

400 Rella Boulevard

Montebello, New York 10901

(845) 369-8040

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission on April 13, 2016 by Astoria Financial Corporation, a Delaware corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-210733, registering 1,000,000 shares of common stock, $0.01 par value per share, for issuance under the Astoria Bank 401(k) Plan.

On October 2, 2017, pursuant to the Agreement and Plan of Merger, dated as of March 6, 2017, by and between the Registrant and Sterling Bancorp (“Sterling”), the Registrant merged with and into Sterling, with Sterling being the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Yonkers, State of New York on October 2, 2017.

STERLING BANCORP As successor to Astoria Financial Corporation

By:	/s/ James P. Blose
	Name:	James P. Blose
	Title:	Executive Vice President and General Counsel